As filed with the Securities and Exchange Commission on August 1, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INX LIMITED

(Exact name of registrant as specified in its charter)

Gibraltar	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Unit 1.02, 1st Floor

6 Bayside Road

Gibraltar, GX11 1AA

Tel: +350 200 79000
(Address of Principal Executive Offices)

INX Limited Share and Token Ownership and Award Plan
(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

(Name and address of agent for service)

(302) 738 6680

(Telephone number, including area code, of agent for service)

With a copy to:

Mark S. Selinger, Esq. Gary Emmanuel, Esq. Daniel Woodard, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 +1 212 547 5400	Yuval Horn, Adv. Roy Ribon, Adv. Horn & Co. Law Offices Amot Investments Tower 2 Weizmann Street, 24th Floor Tel Aviv 6423902, Israel +972 3 637 8200	Aaron Payas, CFA Andrew Montegriffo Hassans International Law Firm Limited Madison Building, Midtown, Queensway, Gibraltar GX11 1AA +350 200 79000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☒

Smaller reporting company ☐      Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement and will be sent or given to employees in accordance with the provisions of Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the Commission on May 2, 2022, as amended;

(b)	The Company’s Reports on Form 6-K filed with the Commission on May 3, 2022, May 17, 2022 and May 31, 2022; and

(c)	The description of INX Tokens contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 2, 2022 (File No. 000-56429), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof from the respective dates of filing of such documents. Reports on Form 6-K that the Company furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.

Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed or furnished document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The general common law position that a company can indemnify its directors has been circumscribed in Gibraltar by statutory enactment. Section 231 of the Companies Act imposes certain limits on the extent and scope of indemnification relieving directors of indemnification under Gibraltar law. Section 231(1) prohibits indemnification for liability arising from their own negligence, default, breach of duty or breach of trust. A provision in the articles of a company or a specific contract seeking to provide such indemnification is void. However, it follows that apart from such restrictions, directors can in certain circumstances be indemnified (i.e. for matters not expressly prohibited).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
3.1	Memorandum of Association of the Company (previously filed as Exhibit 3.1 to the Company’s Form F-1 (File No. 333-233363), filed on August 19, 2019 and herein incorporated by reference).
3.2	Amended Third Amended and Restated Articles of Association of the Company, as currently in effect (Previously filed as Exhibit 1.2 to the Company’s Form 20-F (File No. 333-233363), filed on April 29, 2021 and herein incorporated by reference)
4.1	Form of INX Token Purchase Agreement (previously filed as Exhibit 4.1 to Amendment No. 10 to the Company’s Form F-1 (File No. 001-33332), filed on August 12, 2020 and herein incorporated by reference).
4.2	Form of Waiver and Subordination Undertaking (previously filed as Exhibit 4.2 to the Company’s Form F-1 (File No. 001-33332), filed on August 19, 2019 and herein incorporated by reference).
4.3	Smart Contract (previously filed as Exhibit 4.3 to Amendment No. 5 to the Company’s Form F-1 (File No. 001-33332), filed on December 20, 2019 and herein incorporated by reference).
4.4	INX Smart Contract Description V.3.0, dated December 12, 2019 (previously filed as Exhibit 4.4 to Amendment No. 5 to the Company’s Form F-1 (File No. 001-33332), filed on December 20, 2019 and herein incorporated by reference).
5.1	Opinion of McDermott Will & Emery, LLP
5.2	Opinion of Hassans International Law Firm
23.1	Consent of McDermott Will & Emery, LLP (included in Exhibit 5.1)
23.2	Consent of Hassans International Law Firm (included in Exhibit 5.2)
23.3	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page of this registration statement)
99.1	INX Limited Share and Token Ownership and Award Plan, as amended on March 31, 2022 (previously filed as Exhibit 4.29 to the Company’s Form 20-F (File No. 333-233363), filed on May 2, 2022 and herein incorporated by reference).
107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on August 1, 2022.

INX LIMITED

By:	/s/ Shy Datika
Shy Datika
President, CEO and Director

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Shy Datika as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on the 1st day of August, 2022:

SIGNATURE	TITLE

/s/ SHY DATIKA	President, CEO and Director
SHY DATIKA	(Principal Executive Officer)

/s/ RENATA K. SZKODA	Chief Financial Officer
RENATA K. SZKODA	(Principal Financial and Accounting Officer)

/s/ DAVID WEILD	Director
DAVID WEILD

/s/ ALAN SILBERT	Director
ALAN SILBERT

/s/ NICHOLAS THADANEY	Director
NICHOLAS THADANEY

/s/ HILARY KRAMER	Director
HILARY KRAMER

/s/ THOMAS LEWIS	Director
THOMAS LEWIS

/s/ DEMETRA KALOGEROU	Director
DEMETRA KALOGEROU